Report of Independent Registered Public Accounting Firm

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BIOLASE, Inc.

Irvine, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-194889, 333-144095, 333-112173, 333-130677, and 333-177339) and Form S-3 (Nos. 333-106260. 333-200623, 333-198291, 333-166145, 333-190158, and 333-193426) of BIOLASE, Inc. of our reports dated March 11, 2016, relating to the consolidated financial statements and consolidated financial statement schedule, and the effectiveness of the BIOLASE, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Costa Mesa, California

March 11, 2016